FUNDING AGREEMENT


THIS FUNDING AGREEMENT is entered into as of the 15th day of January, 1996, by and among RICHARD S. HUSON, an individual ("Huson"), SHARPS INTERNATIONAL LIMITED PARTNERSHIP, a Nevada limited partnership ("Sharps"), RANDY D. SINES, an individual ("Sines"), CHERYL L. FORTE, an individual ("Forte"), SINES FORTE PARTNERSHIP, a Nevada general partnership consisting of Sines and Forte (the "Partnership") and, solely for purposes of Sections 4 and 5 below, STEVEN L. FORTE.


R E C I T A L S:


Huson, Sines, and Forte each own a significant percentage of the outstanding partnership interests ("Units") in Sharps;

The Partnership licenses certain inventions, ideas, patents, trademarks and other intellectual property to Sharps;

Huson wishes to purchase from Sines and Forte some of their limited partnership Units and acquire from them an option to purchase additional limited partnership Units, and Sines and Forte wish to sell such Units and provide such an option to Huson;

Sharps has requested a loan from Huson, and Huson is willing to make such a loan on certain terms and conditions, including certain modifications of the Partnership's licensing arrangements with Sharps, and the Partnership is willing to commit to such modifications.

The parties wish to clarify prior agreements and understandings and make certain additional agreements concerning the reorganization of Sharps' business.

In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:


A G R E E M E N T:


SECTION 1.  PURCHASE OF PARTNERSHIP UNITS AND RELATED MATTERS
a. Purchase of Partnership Units. Subject to the terms and conditions set forth herein, Sines and Forte (collectively the "Sellers") hereby sell to Huson and Huson hereby purchases from the Sellers a total of 42 limited partnership Units, 21 from Sines and 21 from Forte (the "Transferred Units"). The transfer of the Transferred Units shall be duly reflected on Sharps' books and records as provided in the Sharps International Limited Partnership Agreement ("Sharps Partnership Agreement").

b. Purchase Price.  Subject to the adjustments listed in Section 1.4,
Huson will pay to the Sellers an aggregate amount equal to Two Hundred Sixty Five Thousand and No/100 Dollars ($265,000.00) (the "Purchase Price") for the Units.
c. Payment of Purchase Price.  The Purchase Price will be paid to the
Sellers as follows:
i. Upon execution of this Agreement, Huson shall deliver a check to
Sellers in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS
($100,000.00)
payable to Sellers; and
ii. Upon execution of this Agreement, Huson and his wife shall execute and deliver to Sellers a promissory note in the form attached hereto as Exhibit A (the "Purchase Price Promissory Note").
d. Adjustments to Purchase Price. Upon complete repayment of the Loan to Sharps (as defined and described in Section 2), and if one of the two contingencies listed below is met by July 15, 1996, the Purchase Price shall be increased to THREE HUNDRED NINETY SEVEN THOUSAND FIVE HUNDRED DOLLARS ($397,500.00).
The contingencies are:
e. (a) (i) The "Random Ejection Card Shuffler" product shall be licensed by Sharps to Shufflemaster, Inc. substantially pursuant to the terms of the draft agreement attached hereto as Exhibit B, or (ii) Sharps' products shall be licensed or sold to a third party pursuant to an agreement which provides for a payment to Sharps concurrently with the execution of such agreement of at least $1,000,000 in cash or cash equivalents, which payment shall not be subject to any contractual right of offset, cancellation, rescission, return or other condition, and (b) a minimum of ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) in cash or cash equivalents shall be received by Sharps from investors who have purchased Units in Sharps after the date of this Agreement at a minimum amount of $9,456 per Unit. If, pursuant to Section 5, the Reorganization described therein has then been completed, clause (b) of the preceding sentence shall be deemed to require that any shares of Casinovations stock be purchased for a minimum per-share price of $1.50; OR



ii. A total of TWO MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($2,500,000.00) in cash or cash equivalents shall be received by Sharps from investors who have purchased Units in Sharps after the date of this Agreement at a minimum amount of $9,456 per Unit (or $1.50 per-share of Casinovations stock).

f. Payment of Adjusted Purchase Price. In the event the Purchase Price is adjusted as set forth in Section 1.4 of this Agreement, the additional ONE HUNDRED THIRTY TWO THOUSAND FIVE HUNDRED DOLLARS AND NO/100 ($132,500.00) shall be paid by Huson in cash upon repayment of the Loan.

SECTION 2.  LOAN
a. Loan by Huson to Sharps. Upon execution of this Agreement, Huson shall loan to Sharps Three Hundred Thousand and No/100 Dollars ($300,000) (the "Loan"), and Sharps shall execute and deliver to Huson a promissory note in the form attached hereto as Exhibit C (the "Loan Promissory Note"). The Loan shall be secured by a pledge of certain limited partnership Units ("Pledged Units") of Sharps owned by Sines and Forte in accordance with the terms of a Partnership Pledge and Security Agreement attached hereto as Exhibit D (the "Partnership Pledge Agreement"). Upon execution of this Agreement, Sines and Forte shall execute and deliver to Huson the Partnership Pledge Agreement and shall cause their spouses to execute and deliver spousal consents in the forms attached hereto as Exhibits E-1 and E-2. If Huson acquires ownership of any or all of the Pledged Units, Sines and Forte shall have an option to re-purchase 50% of the acquired Units pursuant to the terms of the Partnership Pledge Agreement.

b. Assignment of Loan Promissory Note. Notwithstanding any other provision of this Agreement, if Huson should at any time acquire all or a portion of the Pledged Units, then Huson shall immediately assign and endorse the Loan and Note to Sines and Forte who shall have unconditional right, title and interest in the Note and Loan in the principal amount of $300,000, without recourse to Huson. The foregoing shall be in addition to any rights of subrogation which Sines and Forte may have under applicable law.

SECTION 3.  OPTION TO PURCHASE ADDITIONAL UNITS

a. Option to Purchase Additional Units. Subject to the terms and conditions contained in Sections 3.2. and 3.3. below, Huson shall have an option (the "Option") to purchase from Sellers up to an additional 43 Units ("Option Units"), 21.5 limited partnership Units from Sines and 21.5 limited partnership Units from Forte, at the price of $405,000 for all such Option Units or $9,456 per Unit (the "Option Price"). The Option shall be exercised, if at all, within 90 days from the date the Loan is repaid in full.

b. Default on Loan. In the event the Loan is not repaid in full on or before the maturity date specified in the Loan Promissory Note, the Option described in Section 3.1 shall be extinguished and Huson shall have no rights with respect to it.

c. Adjustment to Option Price. In the event that the Loan is repaid in full on or before the maturity date specified in the Loan Promissory Note but neither of the contingencies listed in Section 1.4.1. or 1.4.2 is satisfied as of the date the Loan is repaid, the Option Price shall be reduced from $9,456 per Option Unit to $6,304 per Option Unit.

d. Exercise of Option. To exercise the Option, Huson shall give written notice to Sellers of his election to exercise the Option. The notice shall specify the number of Option Units which Huson elects to purchase. The sale and purchase of the Option Units which Huson has elected to purchase shall be closed at a mutually agreed time and place within 30 days after Huson's notice of exercise. At the closing of such purchase, Huson shall pay 50% of the Option Price and the purchase of the Option Units shall be duly reflected on Sharps' books and records in accordance with the Sharps Partnership Agreement. At the closing Huson shall also execute and deliver to Sellers a promissory note in substantially the form attached as Exhibit F for the balance of the Option Price, except that the principal amount and related terms of the Note shall be appropriately adjusted in the actual note to reflect any change in the Option Price pursuant to Section 3.3 or to reflect a purchase of less than all of the Option Units.

e. Conversion to Casinovations Shares. If the Reorganization has then been effected, the Option shall apply to 270,000 shares of Casinovations stock at $1.50 per share, subject to reduction to $1.00 per share on the terms described above.

SECTION 4.  INTELLECTUAL PROPERTY RIGHTS
a. Intellectual Property Rights. Sharps and the Partnership have previously entered into an Exclusive License Agreement dated June 6, 1994 (the "Licensing Agreement") pursuant to which the Partnership granted to Sharps a license with respect to certain inventions. The Partnership, Sines, Forte, and Steven L. Forte hereby transfer, convey and assign to Sharps all of the right, title and interest in and to the Licensed Inventions, Licensed Technology, Licensed Patent Rights, Copyrights, Licensed Copyright Works, Licensed Technology Rights, Licensed Products, Licensed Trademarks, and Licensed Trademark Rights as those terms are defined and used in the Licensing Agreement (the "Total Inventions"), excluding from such transfer the "Safety Peek Dealing Shoe" and the Slow "Roll-Reel Vision" slot machine concept (the "Retained Inventions"). The Total Inventions, excluding the Retained Inventions and the Literary Rights, defined below, are referred to herein as the "Transferred Inventions". The transfers herein shall not be deemed to restrict the ability of Sines, Forte or Steven L. Forte to write or develop articles, books, movie scripts, motion pictures, sound recordings or other literary works about the Total Inventions or the story behind the development thereof, including any copyrights therein (collectively, the "Literary Rights"); provided, however, exercise of such rights shall not involve disclosure of confidential information of Sharps which may have commercial value to the business of Sharps or its successors.

b. Forte, Steven L. Forte, Sines and the Partnership will take any and all steps necessary to enable Sharps to record the assignment of the Transferred Inventions. Forte, Steven L. Forte, Sines and the Partnership will sign all documents necessary to confirm that the Transferred Inventions is owned by Sharps, and will take all steps necessary to otherwise effect transfer of Forte, Steven L. Forte's, Sines' and the Partnership's rights in the Transferred Inventions to Sharps.

c. Forte, Steven L. Forte, Sines and the Partnership will, at the request of Sharps, assist in preparing United States and foreign trademark and or patent applications covering the Transferred Inventions. Forte, Steven L. Forte, Sines and the Partnership will sign and deliver to Sharps all such applications. Sharps will bear all expenses to be incurred in connection with all trademark and patent applications.

d. Royalties for Initial Products.    The Licensing Agreement is hereby
terminated as to the Transferred Inventions but shall remain in full force and effect in all other respects. In lieu of the royalties, license fees and other consideration provided for in the License Agreement, the Partnership shall receive from Sharps (a) a quarterly royalty fee of 3% of the "Net Revenues" (as defined below) earned by Sharps with respect to the Initial Products, and (b) an option to purchase from Sharps 6 of its limited partnership Units at a price of $6,304.00 per Unit or 40,000 shares of Casinovations at a price of $1.00 per share upon completion of the Reorganization described in Section 5 below (the "Inventions Option"). The term "Initial Products" means the following products: the "Random Ejection Shuffler" (including future improvements thereto and variations thereof), the "Safety Peek Cards" and the table-game version of "Fantasy 21" (but not any computer, home version or other variation thereof). The term "Net Revenues" means gross cash revenues received by Sharps for the relevant quarter attributable to sales of the Initial Products, minus Sharps' cost of such goods sold for such quarter. Unless otherwise agreed, the determination of the cost of goods sold shall be made in accordance with generally accepted accounting principles, consistently applied. The royalty fee provided for herein shall be paid in accordance with and subject to the terms of a Royalty Agreement which Sharps and the Partnership shall enter into by April 1, 1996. The other terms and conditions of the Royalty Agreement shall be as provided in the Licensing Agreement (including the duration of the royalty obligations and provisions for termination), but if not provided for therein, shall be mutually acceptable to Sharps, the Partnership and Huson.

e. To exercise the Inventions Option, the Partnership shall give written notice to Sharps of its election to exercise the Inventions Option. The notice shall specify the number of Inventions Option Units which the Partnership elects to purchase. The sale and purchase of the Inventions Option Units which the Partnership has elected to purchase shall be closed at a mutually agreed time and place within 30 days after the Partnership's notice of exercise. At the closing of such purchase, the Partnership shall pay Sharps the applicable purchase price for the Units, and the purchase of the Inventions Option Units shall be duly reflected on Sharps' books and records in accordance with the Sharps Partnership Agreement.

f. The Inventions Option may be exercised by the Partnership only during the one year period beginning on the second anniversary of the date of this Agreement.

g. Consideration. The parties agree that the transfer of the Transferred Inventions, of the License Agreement, the agreement to enter into a Royalty Agreement with respect to the Initial Products and the Inventions Options reflect a negotiated resolution by the parties.

h. Personal Services Agreements.

i. On or before the closing of the Reorganization (defined below), but in any event by April 1, 1996, Sines and Steven L. Forte, individually, (as applicable, the Individual"), shall each enter into employment or consulting agreements with Sharps or Casinovations, as applicable, as the "Company" (the "Personal Services Agreements").

ii. (a)   Each of the Personal Services Agreements shall obligate the
Company to pay compensation to the Individual at a rate of $10,000 per month, subject to pro rata reductions for any amount of work time spent by the Individual on business not related to the Company. Each Personal Services Agreement shall be for a term of two years subject to automatic renewals for consecutive two-year terms thereafter unless and until either the Company or the Individual gives written notice of non-renewal at least sixty (60) days prior to expiration of the then current term, and subject to earlier termination as provided in the remainder of this Section 4.4.2.



(b)   The Company may terminate a Personal Services Agreement for
Adequate Cause (defined in Section 4.4.3 below) immediately upon the Company giving written notice to the Individual. If terminated for Adequate Cause, the Company's compensation obligations shall terminate upon the last day of the employment or consulting relationship as specified in the termination notice.

(c) The Company may also terminate a Personal Services Agreement without Adequate Cause, but in such event (other than a Mandatory Disassociation, defined below), the Company shall be obligated to pay the terminated Individual compensation for a period equal to the longer of six
(6) months or the balance of the then current term, at a monthly rate equal to the average monthly compensation paid by the Company to the terminated Individual during the six (6) month period immediately preceding the month in which termination occurs. Notwithstanding the preceding sentence, in the case of a Mandatory Disassociation (defined below), the terminated Individual shall be entitled to compensation at the rate determined in accordance with the preceding sentence for a period of six (6) months following the termination. As used herein, the term "Mandatory Disassociation" means a termination of the Individual by the Company as a result of any circumstance in which, in the reasonable opinion of counsel to the Company and after giving effect to Section 4.4.7 below, the continuation of the Personal Services Agreement would render the Company unable to obtain any material gaming or other license, franchise, permit or approval required for the Company to sell, lease, license and distribute its products and otherwise engage in its business activities.

(d) In addition to the Company's rights of termination, the Individual may terminate his Personal Services Agreement voluntarily upon giving at least sixty (60 days prior written notice.

i. As used herein, the term "Adequate Cause" means and includes any of the following:

(a) the Individual's failure or refusal to carry out the reasonable directions of the Board of Directors of Casinovations following the Reorganization described in Section 5, provided that the directions are reasonably consistent with the normal duties performed by the Individual, which failure or refusal continues for thirty (30) days after the Individual's receipt of written notice thereof;

(b) The Individual's willful failure or refusal to comply in any material respect with the reasonable policies and procedures of the Company as in effect from time to time, which failure or refusal continues for thirty (30) days after the Individual's receipt of written notice thereof;

(c) The Individual's breach of the Personal Services Agreement, including but not limited to, his failure, inability or refusal in any material respect to perform his or her duties in accordance with the Personal Services Agreement, which breach remains uncured for thirty (30) days after the Individual's receipt of written notice of the breach; or

(d) Any deceptive, fraudulent, dishonest or illegal act (or failure to act) or breach of fiduciary duty by the Individual with respect to Sharps or Casinovations.

j. Each Personal Services Agreement shall include provisions transferring to the Company, without additional compensation, royalty or other consideration, full ownership of any inventions, ideas or other intellectual property (other than the Literary Rights) heretofore developed by the Individual or hereafter developed by the Individual while employed or retained by the Company that (a) relate to the present or future business of the Company or (b) are developed on the Company's premises or using the facilities, property or the assets of the Company Each of the Personal Services Agreements shall contain confidentiality provisions, provisions preventing the Individual from competing, directly or indirectly, with the business of the Company during the employment or consulting term and for a period of two (2) years thereafter and provisions preventing the use of the Company's trade secrets and other proprietary information at any time except in furtherance of the interests of the Company.

The Personal Services Agreement for Steven L. Forte shall permit him to continue to engage in his gaming industry consulting business as presently conducted (which does not include product development or improvement), and shall allow Steven L. Forte to maintain ownership of intellectual property developed in such consulting business except for any ideas or inventions for products, other patentable matter and information developed under clause (b) in Section 4.4.4, all of which shall be the property of the Company pursuant to Section 4.4.4.

k. The other terms and provisions of the Personal Services Agreements shall be reasonably acceptable to the Company and Sines or Steven L. Forte, as applicable.

l. Notwithstanding Sections 4.4.1 through 4.4.6, the parties agree to structure (or subsequently restructure as appropriate) the terms of the Personal Services Agreement in such a manner as to enable the Company to obtain all gaming and other licenses, franchises, permits and approvals required for the Company to sell, lease, license and distribute its products and otherwise engage in its business activities.



m. Transfer of Retained Inventions.  Each of Sines, Forte, Steven L.
Forte, Huson, the Partnership and Sharps agree and consent that, as part of the Reorganization, (a) the Partnership shall acquire from Sines, Forte and Steven L. Forte any residual interest or rights any of such individuals may have in the Retained Inventions, (b) the Partnership will transfer all right, title and interest in the Retained Inventions to Casinovations in an Internal Revenue Code Section 351 transaction, and (c) Casinovations will issue the Partnership 1,261,000 Casinovations Shares (defined below).

SECTION 5.  AGREEMENT TO REORGANIZE

a. Capitalization of Casinovations. As soon as reasonably practicable following the date of this Agreement, but in no event later than March 15, 1996, all parties hereto agree to vote their Units and/or take all other actions necessary or appropriate consistent with their respective obligations set forth below to attempt in good faith to cause a reorganization of Sharps involving substantially the following elements (the "Reorganization"):

b. Sellers have formed Casinovations, Inc., a Washington corporation ("Casinovations").

c. Sellers represent that at the time of the Reorganization
Casinovations' articles of incorporation and bylaws will (a) authorize Casinovations to issue only up to 10,000,000 shares of common stock, $1.00 par value (the "Shares") and no other class of securities, (b) provide for pre-emptive rights to the extent permitted under Washington law, including RCW 23B.02.010 and 23B.06.300.

d. The Reorganization shall involve the issuance by Casinovations of a maximum of 5,390,000 Shares, allocated as follows and issued or reserved for issuance as described below:

(i) 2,513,000 Shares shall be issued to all of the existing holders of Units in Sharps in exchange for all such Units, on a pro rata basis so that the relative ownership interests among such holders following such transaction is the same as immediately prior to such transaction.

(ii) 1,261,900 Shares shall be issued to the Partnership in return for its contribution of the Retained Inventions pursuant to Section 4.5.

(iii) Up to 1,020,000 Shares shall be offered by Casinovations for sale in a private placement of securities at a price per Share of not less than $1.50.

(iv) 555,000 Shares shall be issued or reserved for issuance to the persons listed on exhibit H to this Agreement.

(v) 40,000 Shares shall be reserved for issuance to the Partnership in connection with the option under Section 4.2.

Casinovations shall, directly or indirectly, succeed to and assume all of the assets and liabilities of Sharps.

The transactions described in Sections 5.1.1, 5.1.2, 5.1.3  and
5.1.4 shall have no material adverse tax consequences to Sharps, Casinovations and the existing holders of Units in Sharps.

Casinovations will enter into the Personal Services Agreements described in Section 4.3 if Sharps has not already done so.

All the parties hereto agree that if all outstanding Units of Sharps are not transferred in exchange for Shares in Casinovations as provided in
Section 5.1.3 by March 15, 1996, they shall vote their respective Units in favor of the transfer of, and otherwise attempt to cause Sharps to transfer, all of Sharps' assets and liabilities to Casinovations by April 10, 1996 in exchange for 2,513,100 Shares issued to Sharps.

All parties hereto agree to vote to eliminate (a) Article X, Section 10.1(c)(2) of the Sharps Partnership Agreement, (b) and the requirement in
Article X, Section 10.2(a) of the Sharps Partnership Agreement that the general partner receive an opinion of counsel for Sharps stating that the transfer or encumbrance of Units by the general partner will not cause the termination of Sharps for federal income tax purposes, and (c) any other related sections of the Sharps Partnership Agreement and to bring such changes to a vote of all Sharps' partners as soon as possible following the execution of this Agreement.

Effect of Reorganization on Contemplated Transactions. The parties agree, upon closing of the Reorganization, that:

Casinovations shall assume all liabilities of Sharps under this Agreement and the documents executed in connection herewith.

Huson shall permit the Pledged Units to be converted to Shares
(at 6304 Shares per Unit) upon his receipt of the certificates evidencing the shares and an executed Stock Pledge Agreement from Sellers on terms and conditions substantially identical to the Partnership Pledge Agreement



The rights and obligations of Sellers and Huson with respect to the Transferred Units, the Pledged Units, the Option Units and the Eligible Re-Purchase Units (as defined and described in the Partnership Pledge Agreement) shall attach to the Shares which are attributable thereto, and all numerical adjustments shall be made as necessary to reflect the Reorganization.

SECTION 6.REPRESENTATIONS AND WARRANTIES OF SHARPS, THE SELLERS AND THE PARTNERSHIP

As a material inducement to Buyer to enter into this Agreement and purchase the Units and make the Loan, Sharps, the Sellers and the Partnership (collectively, the "Warranting Parties"), jointly and severally, represent and warrant that:

Organization and Corporate Power.  To the best of each Warranting
Party's knowledge, Sharps is a limited partnership validly existing, and in good standing under the laws of the State of Nevada. To the best of each Warranting Party's knowledge, Sharps has all requisite power and authority and all licenses, permits, and authorizations necessary to own and operate its properties, and to carry on its business as now conducted. Notwithstanding the foregoing, the parties acknowledge that Sharps presently has no gaming licenses.

Capital Securities and Related Matters. Sharps' Units are distributed as set forth on Exhibit G, attached hereto, and copies of all outstanding options are attached hereto as Exhibit H and no other partnership Units of Sharps are issued and outstanding. Other than as set forth in this Agreement, Sharps does not have outstanding and has not agreed, orally or in writing, to issue any Units convertible or exchangeable for any of its Units, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire any Units of Sharps. Sharps is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Units. All of the outstanding Units of Sharps are validly issued, fully paid, and nonassessable. The Sellers have, and upon purchase thereof by Buyer pursuant to the terms of this Agreement Buyer will have, good and marketable title to the Transferred Units, the Pledged Units and the Option Units, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws and the Sharps Partnership Agreement.

Authorization; No Breach. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which Sharps, the Sellers or the Partnership are parties have been duly authorized by Sharps, or the Sellers, or the Partnership, as the case may be. To best of each Warranting Party's knowledge, this Agreement and each other agreement contemplated hereby, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of Sharps, the Sellers, or the Partnership, or all of them as the case may be, enforceable against such parties in accordance with its terms except as the enforceability thereof may be limited by the Partnership Agreement, the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance. Except as provided in this Agreement, the execution and delivery by Sharps, the Sellers and the Partnership of this Agreement and all other agreements contemplated hereby to which Sharps or the Sellers or the Partnership is a party, the offering and sale of the Units hereunder and the fulfillment of and compliance with the respective terms hereof and thereof by Sharps, the Sellers and the Partnership do not and will not (1) conflict with or result in a breach of the terms, conditions or provisions of, (2) constitute a default under, (3) result in the creation of any lien, security interest, charge, or encumbrance upon the capital securities or assets of the Sellers or Sharps pursuant to, (4) give any third party the right to accelerate any obligation under, (5) to the best of each Warranting Party's knowledge, result in a violation of, or (6) to the best of each Warranting Party's knowledge, require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to the charter or bylaws of Sharps or any law, statute, rule, or regulation to which the Sellers, Sharps or the Partnership is subject, or any agreement, instrument, order, judgment, or decree to which the Sellers, Sharps or the Partnership is subject, including but not limited to the Sharps Partnership Agreement. Huson acknowledges that he has been informed that his acquisition of the Option Units and/or Pledged Units may result in a "termination" of Sharps for federal income tax purposes, which may cause him to suffer adverse tax consequences and may be contrary to the Sharps Partnership Agreement.

Litigation. There are no actions, suits, proceedings, orders, investigations, or claims pending or threatened against Sharps, the Sellers or the Partnership, or any of their respective properties, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; Sharps, the Sellers and the Partnership are not currently participating in any arbitration proceedings under collective bargaining agreements or otherwise, or any governmental investigations or inquiries; and there is no basis for any of the foregoing.

Tax Matters.  To the best of each Warranting Party's knowledge, (a)
Sharps has filed all federal, state, local, and foreign tax returns and reports heretofore required to be filed by it and has paid all taxes shown as due thereon (including interest and penalties), (b) no taxing authority has asserted any deficiency in the payment of any tax or informed Sharps that it intends to assert any such deficiency or to make any audit or other investigation of Sharps for the purpose of determining whether such a deficiency should be asserted against Sharps and (c) Sharps has paid any and all withholding, payroll or employment taxes required to be paid by, or assessed against, Sharps.

Compliance with Laws. To the best of each Warranting Party's knowledge, Sharps is, in the conduct of its business, in compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to it, the enforcement of which, if Sharps were not in compliance therewith, would have a materially adverse effect on the business of Sharps taken as a whole. Neither the Sellers nor Sharps has received any notice of any asserted present or past failure by Sharps to comply with such laws, statutes, ordinances, regulations, orders, judgments, or decrees.

SECTION 7.  MISCELLANEOUS PROVISIONS

 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Buyer, the Sellers and the Partnership.

Waiver of Compliance; Consents

Any failure of any party to comply with any obligation, covenant, agreement, or condition herein may be waived by the party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

Notices. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

If to Huson:
Richard S. Huson
The Crabbe Huson Company
121 S.W. Morrison Street
Suite 1400
Portland, Oregon  97204

With a copy to:
Ater Wynne Hewitt Dodson & Skerritt
222 S.W. Columbia, Suite 1800
Portland, Oregon  97201
Attn:  Steven D. Stadum

or to such other person or address as Buyer furnishes to the Sellers pursuant to the above.

If to Sharps,
Randy D. Sines, or the
Partnership:   c/o Randy Sines
4056 South Madelia
Spokane, Washington  99203


with a copy to:
Thomas F. Pitaro
Attorney At Law
815 South 3rd Street
Las Vegas, Nevada  89101

If to Steven L. Forte
or Cheryl L. Forte:
Steven and Cheryl Forte
315 Francisco Street
Henderson, Nevada  89014

or to such other address as any of such parties furnishes to Buyer pursuant to the above.

Assignment. This Agreement can be assigned by a party hereto upon such party's giving prior written notice to the other parties hereto. No assignment will release the assignor from its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors, and personal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

 Governing Law. All matters with respect to this Agreement, including but not limited to matters of validity, construction, effect, and performance, will be governed by the laws of the State of Oregon applicable to contracts made and to be performed therein between residents thereof, regardless of the laws that might be applicable under principles of conflicts of law.

Counterparts. This Agreement may be executed in two or more fully or partially executed counterparts, each of which will be deemed an original binding the signer thereof against the other signing parties, but all counterparts together will constitute one and the same instrument.

Entire Agreement. This Agreement and the agreements to be entered into pursuant to the provisions hereof (the terms of which are incorporated herein by this reference) embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement.

Attorney Fees. If any action is brought by any party to this Agreement to enforce or interpret its terms or provisions, the prevailing party will be entitled to reasonable attorney fees and costs incurred in connection with such action prior to and at trial and on any appeal therefrom.

Payment of Fees and Expenses. Each party to this Agreement will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation, and consummation of the Agreement and the Purchase.

Further Assurances. Upon the reasonable request of a party, the other parties will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to this Agreement.

Legal Representation. Each party to this Agreement has been advised to obtain independent legal counsel prior to executing this Agreement and has had a full and fair opportunity to do so and either obtained such representation or voluntarily declined to do so. Each party acknowledges that Douglas J. Brajcich, P.C. is the attorney only for Randy D. Sines individually and that Ater Wynne Hewitt Dodson & Skerritt are the attorneys only for Richard S. Huson.

Effective Date. Regardless of when it is signed by any or all of the parties, this Agreement and the agreements to be executed concurrently herewith shall be effective as of January 15, 1996.

Securities Laws. The Units which are the subject to the transactions contemplated by this Agreement have been issued pursuant to the Sharps Partnership Agreement and have not been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the securities acts of Washington, Oregon, Nevada, or under any other state securities laws. The sale or other disposition of the Units is restricted, as stated in the Sharps Partnership Agreement. By acquiring any Unit represented by the Sharps Partnership Agreement, the acquiring party represents that such party has acquired the Units for investment and that such party will not sell or otherwise dispose of the Units without registration or other compliance with the aforesaid acts and the rules and regulations thereunder. Each of the parties acknowledges that such party has read the Sharps Partnership Agreement and agrees to remain bound by its terms and conditions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


SHARPS INTERNATIONAL LIMITED PARTNERSHIP, a Nevada limited partnership


By:
Title:




RANDY D. SINES



CHERYL L. FORTE




SINES FORTE PARTNERSHIP, a Nevada general partnership

Randy D. Sines, Partner

By:
Steven L. Forte, Partner




RICHARD S. HUSON


STEVEN L. FORTE, solely for purposes of Sections 4 and 5